News Release

Firsthand Technology Value Fund Holding Pivotal Systems

Files Prospectus for Initial Public Offering

San Jose, CA, June 12, 2018 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, announced today that Pivotal Systems (“Pivotal”), the Fund’s largest portfolio holding, has filed a prospectus with the Australian Securities and Investments Commission (“ASIC”) in preparation for its planned listing on the Australian Securities Exchange (“ASX”).

Pivotal plans to sell CHESS Depository Interests (“CDI”) in Australia, with each CDI representing one share of Pivotal common stock. The company’s filing indicates a price of AU$1.86 (Australian dollars) per CDI, which, at the current exchange rate, translates to approximately US$1.42 (US dollars) per share. Pivotal’s CDIs are expected to begin trading on the ASX on Thursday, June 28, 2018.

Pivotal supplies flow control solutions to the semiconductor industry and is the Fund’s largest holding, representing 24.8% of the Fund’s net assets as of March 31, 2018. The Fund’s initial investment in Pivotal was made in 2012, and we have invested approximately $19.0 million in the company to date. We currently hold preferred stock and warrants to purchase preferred and common stock of the company. Should the listing be completed, the preferred stock and warrants would be converted into common stock immediately prior to the offering. As a result, the Fund could hold as many as 53,758,441 shares of common stock after the listing.

As is customary in initial public offerings in Australia (and in the U.S.), we have entered into agreements (commonly called lock-up agreements) that restrict us from selling our Pivotal shares for a period of time. We currently expect approximately 65% of our Pivotal shares to be locked up for 24 months following the IPO. The remaining 35% of shares are expected to be released from escrow (lock-up) in three stages, as follows: (1) approximately 7% upon the filing of Pivotal’s fiscal 2018 financial statements, (2) approximately 12% upon the filing of Pivotal’s first-half 2019 financial statements, and (3) approximately 16% upon the filing of Pivotal’s fiscal 2019 financial statements.

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If the planned listing occurs at the indicated price, the value of the Fund’s investment in Pivotal likely would affect the Fund's ability to retain its "regulated investment company" (RIC) status, as the investment would exceed the limit for a single holding under U.S. tax laws. The loss of that tax status for any given year means the Fund would be taxed that year as a corporation (and not as a RIC) under federal and state tax laws, and its net asset value would be reduced by the amount of its expected tax liabilities. Despite this potential tax consequence, the Fund believes that Pivotal's planned listing on the ASX is in the best interests of the Fund and its stockholders. Additionally, it is possible that the Fund may regain its RIC eligibility as the composition of its portfolio continues to change.

More details regarding the proposed listing will be made public as they become available. There can be no assurances that the planned listing will occur or the price at which the trades will occur and, therefore, no assurances about whether the Fund will realize any profits on its investment.

Pivotal is headquartered in Fremont, California, and has production capabilities in China and Korea. The company’s future growth plans include expansion of operations in Asia and the United States, and entry into other large industrial markets where its intelligent sensing and control technologies offer advantages over existing solutions.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results. Announced public listings about the Fund’s holdings, such as provided above, do not provide any indication about whether any other Fund holding will go public or otherwise will become a profitable investment.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski

Firsthand Capital Management, Inc.

(408) 624-9525

vc@firsthandtvf.com